Exhibit 99.1(b)3

CONSOLIDATED BALANCE SHEETS
NDCHealth Corporation and Subsidiaries

(In thousands, except share data)

	November 29, 2002	May 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$97,388	$13,447

Accounts receivable	80,738	76,161
Allowance for doubtful accounts	(7,939)	(5,710)

Accounts receivable, net	72,799	70,451

Income tax receivable	174	2,229
Deferred income taxes	8,539	19,987
Prepaid expenses and other current assets	26,090	23,258

Total current assets	204,990	129,372

Restricted cash	145,875	—
Property and equipment, net	111,400	101,566
Intangible assets, net	379,684	377,322
Deferred income taxes	19,564	21,403
Investments	13,748	13,497
Other	27,796	15,024

Total Assets	$903,057	$658,184

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$—	$91,000
Short-term borrowings	—	11,906
Current portion of long-term debt	8,439	963
Obligations under capital leases	1,499	1,296
Accounts payable and accrued liabilities	68,130	76,047
Deferred income	20,661	21,089

Total current liabilities	98,729	202,301

Long-term debt	468,094	151,910
Obligations under capital leases	1,144	1,779
Deferred income	8,460	—
Other long-term liabilities	22,252	22,592

Total liabilities	598,679	378,582

Commitments and contingencies

Minority interest in equity of subsidiaries	20,790	21,856

Stockholders’ equity:
Preferred stock, par value $1.00 per share; 1,000,000 shares authorized, none issued	—	—
Common stock, par value $.125 per share; 200,000,000 shares authorized; 34,763,382 and 34,643,922 shares issued, respectively.	4,345	4,330
Capital in excess of par value	213,559	212,026
Retained earnings	75,258	54,194
Deferred compensation and other	(5,826)	(6,743)
Other comprehensive income	(3,748)	(6,061)

Total stockholders’ equity	283,588	257,746

Total Liabilities and Stockholders’ Equity	$903,057	$658,184